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                       EXHIBIT 99.1     PRESS RELEASE



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                [NORTHEAST PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]



CONTACT:          PATRICK J. OWENS, JR.
                  CHIEF FINANCIAL OFFICER
                  NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                  (717) 459-3722



                    NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                          TO REPURCHASE COMMON STOCK

      Hazleton, Pennsylvania, November 13, 1998 -- Northeast Pennsylvania Financial Corp., (the "Company") (Amex: NEP) the holding company for First Federal Bank, Hazleton, Pennsylvania, has announced that it has received regulatory clearance to purchase up to 321,368 shares of its common stock.

      E. Lee Beard, President and Chief Executive Officer of Northeast Pennsylvania Financial Corp. said that the Company has been authorized by its Board of Directors to repurchase up to five (5) percent of the Company's 6,427,350 outstanding shares.

      Ms. Beard commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on November 12, 1998 was at approximately eighty-two
(82) percent of its tangible book value at $14.80 per share (as of September 30, 1998). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      In addition, in order to fund the Company's 1998 Stock-Based Incentive Plan (the "Plan"), the related trust has begun purchasing shares of the Company's common stock in the open market with funds contributed by the Company. Purchases are being made from time to time at the discretion of the trust and will amount up to 257,094 shares, or 4.0% of the Company's issued and outstanding common stock.

      Northeast Pennsylvania Financial Corp. completed its initial public offering of common stock in connection with the conversion of First Federal Savings and Loan Association of Hazleton from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank, First Federal Bank, on March 31, 1998. In the conversion, Northeast Pennsylvania Financial Corp. sold 5,951,250 shares at $10.00 per share, raising $59,512,500 in gross proceeds.


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NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPURCHASE RELEASE     PAGE 2    11/13/98

      First Federal Bank is headquartered in Hazleton, Pennsylvania, and operates through its administrative/branch office in Hazleton and through nine other full service branches and one loan origination office located throughout Northeast Pennsylvania. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.